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                                                                Exhibit 99(d)

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                                     GIANT 5
                                      funds

                              AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

                                  Giant 5 Funds
                        128 South Tejon Street, Suite 150
                           Colorado Springs, CO 80903

                                                                 July __, 2006

The Willis Group
128 South Tejon Street, Suite 150
Colorado Springs, CO 80903

Dear Sirs:

         This will confirm the agreement between the undersigned Giant 5 Funds (the "Trust") and The Willis Group (the "Adviser") as follows:


         1. The Trust is an open-end investment company organized as a Delaware statutory trust and consists of one or more separate investment portfolios (the "Funds") as may be established and designated by the Trust's Board of Trustees (the "Board of Trustees") from time to time. This letter agreement shall pertain to such Funds as shall be designated in Appendix A attached hereto, as may be amended from time to time (the "Covered Funds"). A separate series of shares of beneficial interest in the Trust are offered to investors with respect to each Fund. The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objectives and restrictions specified in the currently effective prospectus (the "Prospectus") relating to the Trust and the Funds included in the Trust's registration statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933. Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly.

         2. The Trust hereby appoints the Adviser to provide the investment advisory services specified herein and the Adviser hereby accepts such appointment.

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         3. (a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this letter agreement. The Adviser shall be responsible for organization expenses.

            (b) The Trust shall be responsible for all of its expenses and liabilities, including compensation of its Trustees who are not affiliated with the Adviser or any of its affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust's independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Funds), transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office, supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders' meetings; and extraordinary expenses.

         4. (a) The Adviser shall provide to the Trust investment guidance and policy direction in connection with the management of the portfolio of each Covered Fund, including oral and written research, analysis, advice, statistical and economic data and information and judgments of both a macroeconomic and microeconomic character.

         The Adviser will determine the securities to be purchased or sold by each Covered Fund and will place orders pursuant to its determinations either directly with the issuer or with any broker or dealer who deals in such securities. The Adviser will determine what portion of each Covered Fund's portfolio shall be invested in securities described by the policies of such Covered Fund and what portion, if any, should be invested otherwise or held uninvested.

         The Trust will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory customers of the Adviser. It is understood that the Adviser will not use any inside information pertinent to investment decisions undertaken in connection with this agreement that may be in its possession or in the possession of any of its affiliates nor will the Adviser seek to obtain any such information.

            (b) The Adviser also shall provide to the Trust's officers administrative assistance in connection with the operation of the Trust and each of the Covered Funds, which shall include (i) compliance with all reasonable requests of the Trust for information, including information required in connection with the Trust's filings with the Securities and Exchange Commission and state securities commissions and (ii) such other services as the Adviser shall from time to time determine to be necessary or useful to the administration of the Trust and each of the Covered Funds.

            (c) As manager of the assets of each Covered Fund, the Adviser shall make investments for the account of that Fund in accordance with the Adviser's best judgment and within the investment objectives and restrictions set forth in the Prospectus, the 1940 Act and the


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provisions of the Internal Revenue Code of 1986 relating to regulated investment companies subject to policy decisions adopted by the Board of Trustees.

            (d) The Adviser shall furnish to the Board of Trustees periodic reports on the investment performance of each Covered Fund and on the performance of its obligations under this agreement and shall supply such additional reports and information as the Trust's officers or Board of Trustees shall reasonably request.

            (e) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Covered Fund as well as other customers, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also on occasions purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to that Fund and to such other customers.

         5. The Adviser shall give the Trust the benefit of the Adviser's best judgment and efforts in rendering services under this agreement. As an inducement to the Adviser's undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this agreement for any mistake in judgment or in any other event whatsoever provided that nothing in this agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

         6. In consideration of its services, the Adviser is entitled to a fee from each Covered Fund, computed daily and paid monthly on the first business day of each month equal on an annual basis to 0.67% of such Fund's average daily net assets. If the fees payable to the Adviser pursuant to this paragraph 6 begin to accrue before the end of any month or if this agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Covered Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this agreement, a "business day" is any day the New York Stock Exchange is open for trading.

         7. In selecting brokers or dealers to execute portfolio transactions on behalf of a Covered Fund, the Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser must consider the factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In addition, the Adviser may, in selecting brokers or dealers to execute a particular transaction and in evaluating


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the best overall terms available, consider the brokerage and research services
(as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to a Fund.

         8. (a) This agreement and any supplement hereto shall become effective with respect to a Fund on the later of the date set forth on this agreement or the date on which Appendix A is amended to include such Fund and shall thereafter continue in effect with respect to that Fund for a period of more than two years from such date only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by the Board of Trustees and (ii) by the vote, cast in person at a meeting called for that purpose, of a majority of the members of the Board of Trustees who are not parties to this letter agreement or "interested persons" (as defined in the 1940
Act) of any such party.

            (b) This agreement and any supplement hereto may be terminated with respect to a Covered Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act) or by a vote of a majority of the entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

         9. The Adviser is the owner of each of the following trademarks: The Giant 5 Investment System(TM), The Giant 4 Investment System(TM), Giant 5 Total Investment System(TM) and Giant 5 Total Index System(TM) (together, the "Licensed Marks"), and the goodwill of the business symbolized thereby. The Adviser is the owner of each of the following web addresses: Giant5.com; GiantFive.com; Giant5Funds.com; GiantFive Funds.com; MyGiant5.com; and MyGiantFive.com (collectively, the "Websites"). The Adviser hereby reserves any and all right, title, and interest in and to the Licensed Marks and the Websites. The Trust hereby agrees and acknowledges that any use of the Licensed Marks or the Websites by the Trust or the Covered Funds after the termination or discontinuance of this agreement for any reason shall cease immediately.

         10. Except to the extent necessary to perform the Adviser's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm individual or association.

         11. The investment management services of the Adviser to the Trust under this agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

         12. This letter agreement shall be construed in accordance with the laws of the State of Colorado provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.


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         13. In the event that the Board of Trustees shall establish one or more additional investment portfolios, it shall so notify the Adviser in writing. If the Adviser wishes to render investment advisory services to such portfolio, it shall so notify the Trust in writing, whereupon such portfolio shall become a Covered Fund hereunder.

         14. The Declaration of Trust establishing the Trust, together with all amendments thereto (the "Declaration"), a copy of which is on file in the Office of the Secretary of the State of Delaware, provides that every contract made or issued on behalf of the Trust by the Trustees or by any officers or officer shall recite that the same was executed or made by or on behalf of the Trust by them as Trustees or Trustee or as officers or officer or otherwise and not individually and that the obligations of such instrument are not binding upon any of them.

         If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                           Very truly yours,

                                           GIANT 5 FUNDS

                                           By:
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                                                Name:    Ryan M. Hickey
                                                Title:   Chief Financial Officer


ACCEPTED:

THE WILLIS GROUP

By:
      -------------------------------
      Name:    Michael G. Willis
      Title:   President




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                                   APPENDIX A


                         Giant 5 Total Investment System
                           Giant 5 Total Index System









                                       A1